EXHIBIT 99.1

News Release

Contact Information

Betty Watkins                                      Liat Hod
Zoran Corporation                                  Nogatech, Inc.
408-919-4273                                       408-562-6200
bettyw@zoran.com                                   lhod@nogatech.com
----------------

Kristyn Hutzell                                    Kristy Needham
The Carson Group                                   Alan Weinkrantz & Co.
415-617-2543                                       210-820-3070 x102
khutzell@carsongroup.com                           kristyn@weinkrantz.com
------------------------



         ZORAN CORPORATION AND NOGATECH, INC. SIGN MERGER AGREEMENT


 COMBINE VIDEO STREAMING PRODUCTS FOR DIGITAL VIDEO CAMERAS, VIDEO CAPTURE
      DEVICES, PC-TELEVISIONS, AND MOBILE & INTERNET APPLIANCE MARKETS


Santa Clara, Calif. - August 24, 2000 - Zoran Corporation (Nasdaq: ZRAN), a leading provider of digital solutions-on-a-chip for applications in the growing multimedia and Internet consumer markets, and Nogatech, Inc. (Nasdaq: NGTC), a manufacturer of IC compression chips that establish connections between video devices and computers, announced today that they have signed a merger agreement.

Under the terms of the agreement, Nogatech stockholders will receive 0.166 of a share of Zoran common stock for each outstanding share of Nogatech. Outstanding options to purchase Nogatech common stock will be converted into Zoran options. The transaction will be accounted for as a purchase and is intended to qualify as a tax-free reorganization. The closing price of Zoran's common stock on August 23, 2000 was $63 per share, giving the transaction an approximate value of $170 million.

The transaction is expected to be completed in the fourth quarter of 2000 and is subject to approval by the stockholders of Nogatech, compliance with the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act, and other customary conditions.

Following the merger, Nogatech will operate as a subsidiary of Zoran. Dr. Arie Heiman, Nogatech's President and Chief Executive Officer, will become a Senior Vice President of Zoran.

"This merger brings together the considerable expertise of two companies focused on delivering high-quality digital video streaming technology for the growing digital multimedia and mobile and Internet appliance markets," said Dr. Levy Gerzberg, President and Chief Executive Officer of Zoran Corporation. "We believe cross-leveraging the technologies of Nogatech and Zoran can provide more complete product solutions for both product lines and a quicker time to market. Zoran's expertise in digital camera technologies can immediately add value to Nogatech products currently being developed to address that market. Zoran can benefit from the connectivity expertise developed by Nogatech and use it in products being designed for future mobile appliances. Combining our technologies will also allow us to pass along to our original equipment customers the benefits and cost savings inherent in integrating state-of-the-art technologies for the converging digital television, PC, digital camera, mobile, and Internet appliance markets."

"Unifying the efforts of Nogatech with an experienced company like Zoran makes good business sense for Nogatech, especially since we have compatible technologies, product roadmaps, and customers. Both companies can make immediate contributions that enhance the product offerings of the other. Nogatech can leverage the broad international distribution infrastructure already built and operating for Zoran, streamline our operations, and enjoy economies of scale," said Dr. Arie Heiman, President and Chief Executive Officer of Nogatech, Inc. "In addition, our combined development teams can focus on delivering newer technologies, like MPEG-4, in superior products with a quicker time to market, while eliminating substantial duplication of efforts."

ABOUT NOGATECH
Nogatech, Inc. provides chips that compress digital video images and establish connections, or video connectivity, between video devices and computers, as well as between video devices across a variety of networks. Nogatech's products enable real-time transmission of video, audio and data signals into personal computers and handheld personal computing devices known as personal digital assistants. Nogatech also supports its customers by providing complete reference design kits and software drivers. This includes multiple platform support for PC, Windows CE, and Macintosh computer systems and applications. With headquarters in Santa Clara, California, Nogatech also maintains a research and development facility outside of Tel Aviv, Israel. Additional information is available on the World Wide Web at www.nogatech.com.

ABOUT ZORAN CORPORATION
Zoran Corporation, based in Santa Clara, California, is a leading provider of digital solutions-on-a-chip for applications in the growing multimedia and Internet consumer markets. With almost two decades of expertise developing and delivering digital compression technologies, Zoran has pioneered high-performance processing into various audio, video, and imaging technologies. Zoran's proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran is a leading supplier in the rapidly expanding DVD and digital camera markets and in related applications of digital audio and video. With headquarters in the U.S. and operations in Canada, China, Israel, Japan, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-919-4111.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that are based on current expectations and assumptions which involve a number of uncertainties and risks that could cause actual results to differ materially from those discussed in the forward-looking statements, including risks associated with: the rapidly evolving markets for Zoran's and Nogatech's products and uncertainties regarding the development of those markets; potential problems or unanticipated costs relating to the integration of Nogatech's technology, employees, and operations; new product development and the ongoing introduction of new and enhanced products by Zoran and Nogatech and their competitors; Zoran's reliance on independent foundries and contractors; intensive competition in the markets in which Zoran and Nogatech compete; Zoran's historic dependence on sales to a limited number of large customers; the dependence on key personnel; and the reliance on international sales and operations. For additional information regarding these and other risks, reference is made to Zoran's Annual Report on Form 10-K for the year ended December 31, 1999 and other reports and documents filed with the Securities and Exchange Commission and to Nogatech's reports and documents filed with the Securities and Exchange Commission.